AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 5, 2001
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GENERAL DYNAMICS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	Issuer: 13-1673581
(State or Other Jurisdiction of	(I.R.S. Employer Identification No. )
Incorporation or Organization)

3190 Fairview Park Drive
Falls Church, Virginia 22042-4523
(Address of Principal Executive Offices)

General Dynamics Corporation
1997 Incentive Compensation Plan, as amended
(Full Title of the Plan)

David A. Savner, Esq.
Senior Vice President and General Counsel
General Dynamics Corporation
3190 Fairview Park Drive
Falls Church, Virginia 22042-4523
(Name And Address Of Agent For Service)

Telephone: (703) 876-3000
(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Proposed
		Maximum		Amount of
Type Of Securities	Amount To Be	Offering	Proposed Maximum	Registration
To Be Registered	Registered (1)	Price Per Share (2)	Aggregate Offering Price	Fee

Common Stock, par value $1.00 per share	10,000,000 shares	$81.925	$819,250,000	$195,800.75

     (1)  Plus such indeterminate number of shares of the Registrant’s common stock, $1 par value per share (the “Common Stock”) pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), as may be issued in respect of stock splits, stock dividends and similar transactions.

     (2) Calculated pursuant to Rule 457(c) under the Securities Act, the proposed maximum aggregate offering price and the registration fee are based on the average of the high and low prices per share of the Registrant’s Common Stock reported on the New York Stock Exchange on December 4, 2001.

EXPLANATORY NOTE

     This Registration Statement registers additional securities of the same class as other securities for which a registration statement filed on this form relating to the General Dynamics Corporation 1997 Incentive Compensation Plan, as amended (the “Plan”) is effective. Consequently, pursuant to General Instruction E of Form S-8, the contents of the registration statements on Form S-8 filed by us with respect to the Plan on May 6, 1997 (Registration No. 333-26571), September 19, 1991 and August 5, 1988 (Registration No. 33-23448) are incorporated by reference into this Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Those documents and the documents incorporated by reference into this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation Of Documents By Reference.

     The following documents filed by General Dynamics Corporation (the “Corporation”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this Registration Statement:

(a)	The Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (as amended by Form 10-K/A filed on June 29, 2001).

(b)	The Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended April 1, 2001.

(c)	The Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended July 1, 2001.

(d)	The Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001.

(e)	The Corporation’s Current Report on Form 8-K dated February 2, 2001.

(f)	The Corporation’s Current Report on Form 8-K dated April 24, 2001.

(g)	The Corporation’s Current Report on Form 8-K dated August 6, 2001.

(h)	The Corporation’s Current Report on Form 8-K dated September 7, 2001.

(i)	The Corporation’s Current Report on Form 8-K dated October 1, 2001.

(j)	The description of the Common Stock of the Corporation which is contained in the Registration Statement on Form S-4 (No. 333-80213).

     In addition to the foregoing, all documents subsequently filed by (i) the Corporation or (ii) the General Dynamics Corporation 1997 Incentive Compensation Plan, as amended, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities registered hereunder have been issued or that deregisters all securities offered then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. Description Of Securities.

     Not applicable.

ITEM 5. Interests Of Named Experts And Counsel.

     Not applicable.

ITEM 6. Indemnification Of Directors And Officers.

     Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as may be amended from time to time (the “General Corporation Law”), provides that a Delaware corporation may indemnify any of its directors or officers who was or is a party, or is threatened to be made a party, to any third party proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person’s conduct was unlawful. In a derivative action, (i.e., one by or in the right of a corporation) the corporation is permitted to indemnify directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Expenses, including attorneys’ fees, incurred by any such person in defending any such action, suit or proceeding may be paid or reimbursed by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation.

     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

     The Corporation’s Restated Certificate of Incorporation provides that it will indemnify its current and former directors and officers from and against all liabilities and reasonable expenses that they incur in connection with or resulting from any claims, actions, suits or proceedings to the extent that indemnification is not inconsistent with Delaware law. The Corporation also provides directors’ and officers’ liability insurance coverage for the acts and omissions of its directors and officers. In order to be entitled to indemnification under the provisions of the Restated Certificate of Incorporation, a director or officer of the Corporation must be wholly successful with respect to the claim, action, suit or proceeding or have acted in good faith in what he or she reasonably believed to be the best interests of the Corporation, or with respect to a criminal action or proceeding, must have had no reasonable cause to believe that his or her conduct was unlawful. Prior to the final disposition of a claim, action, suit or proceeding, the Corporation will advance expenses incurred by a current or former director or officer if the director or officer provides the Corporation with an undertaking to repay the amount advanced if he or she is not entitled to indemnification after the final disposition.

     The Corporation’s Restated Certificate of Incorporation provides that the Corporation’s directors will not be personally liable to the Corporation or its stockholders for monetary damages resulting from breaches of their fiduciary duties as directors except (a) for any breach of the duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions, or (d) for transactions from which

Directors derive improper personal benefit. While this provision provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate that duty.

ITEM 7. Exemption From Registration Claimed.

     Not applicable.

ITEM 8. Exhibits.

     The following exhibits are filed as part of this Registration Statement:

4.1	Restated Certificate of Incorporation, effective July 30, 1999. (Incorporated by reference from the Corporation’s current report on Form 8-K dated as of August 11, 1999.)

4.2	Amended and Restated Bylaws, effective March 7, 2001. (Incorporated by reference from the Corporation’s annual report on Form 10-K for the year ended December 31, 2000.)

4.3	General Dynamics Corporation 1997 Incentive Compensation Plan, as amended and restated. (Incorporated by reference from the Corporation’s quarterly report on Form 10-Q for the quarterly period ended July 1, 2001.)

5	Opinion of Jenner & Block, LLC as to legality of the shares being registered.

23.1	Consent of Arthur Andersen LLP.

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of Jenner & Block, LLC (included in Exhibit 5 hereto).

24.1	Power of Attorney.

ITEM 9. Undertakings.

A.     Subsequent Disclosure.

     The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act:

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant, pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. Incorporation By Reference.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Commission Position On Indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Falls Church, State of Virginia, on this 5th day of December, 2001.

GENERAL DYNAMICS CORPORATION

By	/s/ DAVID A. SAVNER

David A. Savner Senior Vice President and General Counsel

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 5, 2001.

Signature	Title

/s/ NICHOLAS D. CHABRAJA Nicholas D. Chabraja	Chairman, Chief Executive Officer and Director (principal executive officer)

/s/ MICHAEL J. MANCUSO Michael J. Mancuso	Senior Vice President and Chief Financial Officer (principal financial officer)

/s/ JOHN W. SCHWARTZ John W. Schwartz	Vice President and Controller (principal accounting officer)

* Julius W. Becton, Jr.	Director

* James S. Crown	Director

* Lester Crown	Director

* Charles H. Goodman	Director

* George A. Joulwan	Director

* Paul G. Kaminski	Director

* James R. Mellor	Director

* Carl E. Mundy, Jr.	Director

* Carlisle A. H. Trost	Director

*     By David A. Savner pursuant to Power of Attorney executed by the directors listed above, which Power of Attorney is attached hereto as Exhibit 24.1 and filed herewith.

/s/	DAVID A. SAVNER

David A. Savner, Secretary